COUNTERPATH ANNOUNCES CLOSING OF PRIVATE PLACEMENT
Gross Proceeds of US$7.1 Million from Private Placement and Other Commitments

Vancouver, BC, Canada – June 14, 2011 – CounterPath Corporation (“CounterPath” or the “Company”) (OTCBB: CPAH; TSX-V: CCV), an award-winning provider of desktop and mobile VoIP software products and solutions, today announced that it has raised gross proceeds of CDN$5,505,150 (US$5,636,170) by way of a brokered private placement (the “Offering”) of units (“the Units”) at a price of CDN$1.75 per unit and entered into commitments for the early exercise of outstanding warrants providing for further proceeds of US$1,500,000.

Under the private placement, each Unit consists of one common share (each, a “Unit Share”) and one-half of one common share purchase warrant (each, a "Warrant"). Each whole Warrant entitles the holder thereof to purchase one additional common share (each, a “Warrant Share”) at a price of CDN$2.25 per Warrant Share for a period of two years from the closing of the Offering.

The Company paid broker commissions of CDN$385,361 equal to seven percent (7%) of the funds raised in the Offering and issued 220,206 broker warrants (the “Broker Warrants”) equal to seven percent (7%) of the number of Units sold in the Offering, with each Broker Warrant entitling the holder thereof to purchase one common share (each, a “Broker Share”) at an exercise price of CDN$1.75 per Broker Share until December 14, 2012.

In addition, the Company entered into warrant exercise agreements with two insiders that have agreed to exercise an aggregate of 1,666,668 warrants they acquired on October 29, 2009 on or before July 29, 2011, prior to the expiry of the warrants on October 29, 2011. When exercised, the proceeds to the Company will be US$1,500,000.

In addition, all of the outstanding convertible debentures of the Company in the aggregate principal amount of US$1,464,800 were converted on the closing of the Offering with a total of 1,332,261 common shares being issued to the holders. As a result of the conversion, the Company does not have any convertible debt.

The net proceeds received by CounterPath from the Offering will be used to expand sales and marketing efforts, working capital, and general corporate purposes.

CounterPath has agreed to use its best commercially reasonable efforts to file, and keep effective, a resale registration statement with the U.S. Securities and Exchange Commission relating to the Unit Shares, Warrant Shares and Broker Shares sold in the Offering.

The Unit Shares, Warrants, Warrant Shares, Broker Warrants and Broker Shares issued, or issuable, will be subject to hold periods expiring on October 15, 2011 under Canadian laws and the policies of the TSX Venture Exchange, and will also be subject to hold periods under United States securities laws. None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any State where such offer, solicitation, or sale would be unlawful.

About CounterPath

CounterPath Corporation is an award-winning provider of innovative desktop and mobile VoIP software products and solutions. The Company’s product suite includes SIP-based softphones, server applications and Fixed Mobile Convergence (FMC) solutions that enable service providers, enterprises and Original Equipment Manufacturers (OEM) to cost-effectively integrate voice, video, presence and Instant Messaging (IM) applications into their VoIP offerings and extend functionality across both fixed and mobile networks.

CounterPath’s customers include some of the world's largest telecommunications service providers and network equipment providers including AT&T, Verizon, BT (British  Telecommunications PLC), Mobilkom Austria, Avaya, BroadSoft, Cisco Systems, Metaswitch Networks and Mitel.

For more information please visit www.counterpath.com.

Contact
David Karp
Chief Financial Officer
CounterPath Corporation
+1.604.320.3344 ext 1114
ir@counterpath.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.